Exhibit 99.1

CONTACT:	MICHAEL SHRINER,
PRESIDENT & CEO
JAWAD CHAUDHRY,
EVP, CFO & TREASURER (201) 823-0700

BCB Bancorp, Inc. Earns $4.9 Million in First Quarter 2026

Reports $0.26 EPS and

Declares Quarterly Cash Dividend of $0.08 Per Share

BAYONNE, N.J., April 21, 2026 — BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported net income of $4.9 million for the first quarter of 2026, compared to a net loss of $12.0 million in the fourth quarter of 2025, and a net loss of $8.3 million for the first quarter of 2025. The Company’s earnings per diluted share for the first quarter were $0.26 compared to a loss per diluted share of ($0.73) in the preceding quarter and a loss per diluted share of ($0.51) in the first quarter of 2025.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.08 per share. The dividend will be payable on May 20, 2026, to common shareholders of record on May 6, 2026.

“We are pleased to report a profitable first quarter, reflecting steady financial momentum and continued improvement across our core performance metrics. Our capital and liquidity positions remain strong, and the credit headwinds experienced in 2025 have moderated, consistent with our expectations. Following the stabilization of these trends, we have resumed lending activity and anticipate loan originations will continue to build momentum as the year progresses,” said Michael Shriner, President and Chief Executive Officer of BCB Bank.

Executive Summary

•	Total deposits were $2.672 billion at March 31, 2026, compared to $2.674 billion at December 31, 2025.

•	Net interest margin was 2.95 percent for the first quarter of 2026, compared to 3.03 percent for the fourth quarter of 2025, and 2.59 percent for the first quarter of 2025.

•	The total yield on our interest-earning assets was 5.21 percent for the first quarter of 2026, compared to 5.32 percent for the fourth quarter of 2025, and 5.20 percent for the first quarter of 2025.

•

The total cost of our interest-bearing liabilities decreased 5 basis points to 2.93 percent for the first quarter of 2026, compared to 2.98 percent for the fourth quarter of 2025, and decreased 40 basis points from 3.33 percent for the first quarter of 2025.

•	The efficiency ratio for the first quarter 2026 was 62.4 percent compared to 120.0 percent in the prior quarter, and 61.6 percent in the first quarter of 2025.

•	The annualized return on average assets ratio for the first quarter of 2026 was 0.61 percent, compared to (1.44) percent in the prior quarter, and (0.95) percent in the first quarter of 2025.

•	The annualized return on average equity ratio for the first quarter of 2026 was 6.5 percent, compared to (15.0) percent in the prior quarter, and (10.4) percent in the first quarter of 2025.

•

The allowance for credit losses (“ACL”) as a percentage of non-accrual loans was 54.5 percent at March 31, 2026, compared to 53.3 percent at the prior quarter-end. Total non-accrual loans were $59.8 million at March 31, 2026, compared to $63.3 million at December 31, 2025, $93.5 million at September 30, 2025 and $101.8 million at June 30, 2025.

•

The provision for credit losses was $2.8 million in the first quarter of 2026 compared to $12.2 million for the fourth quarter of 2025. In the first quarter of 2025, the Bank recorded a provision for credit losses of $20.8 million.

•

Total loans receivable, net of the allowance for credit losses, of $2.656 billion at March 31, 2026, decreased 1.3 percent from $2.691 billion at December 31, 2025, and decreased 9.0 percent from $2.918 billion at March 31, 2025.

BCBP Reports First Quarter 2026 Results

April 21, 2026

Balance Sheet Review

Total assets decreased by $10.4 million, or 0.3 percent, to $3.269 billion at March 31, 2026, from $3.280 billion at December 31, 2025. This decrease is the result of fewer net loans, offset by an increase in cash and cash equivalents.

Total cash and cash equivalents increased by $17.2 million, or 6.2 percent, to $293.7 million at March 31, 2026, from $276.6 million at December 31, 2025. The increase in cash was primarily due to loan cash flows.

Loans receivable, net, decreased by $35.1 million, or 1.3 percent, to $2.656 billion at March 31, 2026, from $2.691 billion at December 31, 2025, due to loan payoffs, paydowns and charge-offs. Total loan decreases during the period included decreases of $19.3 million in commercial real estate and multi-family loans, $12.1 in commercial business loans and $4.6 million in 1-4 family residential loans and home equity loans. The allowance for credit losses decreased $1.1 million to $32.6 million, or 54.5 percent of non-accruing loans and 1.21 percent of gross loans, at March 31, 2026, as compared to an allowance for credit losses of $33.7 million, or 53.3 percent of non-accruing loans and 1.24 percent of gross loans, at December 31, 2025.

Total investments increased by $7.5 million, or 5.6 percent, to $143.1 million at March 31, 2026, from $135.6 million at December 31, 2025, representing current year purchases, net of maturity and paydowns during 2026.

Deposits decreased by $1.1 million, or 0.04 percent, to $2.672 billion at March 31, 2026, from $2.674 billion at December 31, 2025. Certificates of deposit, non-interest bearing accounts and savings and club accounts decreased $33.7 million, and were offset by increases in money market accounts and interest bearing deposit accounts which totaled $32.6 million.

Debt obligations decreased by $9.9 million to $268.3 million at March 31, 2026, from $278.2 million at December 31, 2025, due to maturities of our FHLB advances. The weighted average interest rate of FHLB advances was 4.70 percent at March 31, 2026, and 4.53 percent at December 31, 2025. The weighted average maturity of FHLB advances as of March 31, 2026 was 0.23 years. The interest rate of our subordinated debt balances was 9.25 percent at March 31, 2026 and December 31, 2025.

Stockholders’ equity increased by $3.1 million, or 1.0 percent, to $307.4 million at March 31, 2026, from $304.3 million at December 31, 2025. The increase was attributable to retained earnings, which increased $3.0 million.

First Quarter 2026 Income Statement Review

The Company reported net income of $4.9 million for the quarter ended March 31, 2026, compared to a net loss of $8.3 million for the quarter ended March 31, 2025. This increase was due to the Bank recording $18.1 million less in loan loss provisioning, offset by the Bank recording $5.1 million more in income taxes.

Interest income decreased by $3.8 million, or 8.6 percent, to $40.4 million for the first quarter of 2026 from $44.2 million for the first quarter of 2025. The average balance of interest-earning assets decreased $299.2 million, or 8.7 percent, to $3.144 billion for the first quarter of 2026 from $3.444 billion for the first quarter of 2025. The average yield increased 1 basis point to 5.21 percent for the first quarter of 2026 from 5.20 percent for the first quarter of 2025.

Interest expense decreased by $4.6 million to $17.6 million for the first quarter of 2026 from $22.2 million for the first quarter of 2025. The decrease resulted from a decrease in the average rate paid on interest-bearing liabilities of 40 basis points to 2.93 percent for the first quarter of 2026 from 3.33 percent for the first quarter of 2025, while the average balance of interest-bearing liabilities decreased by $267.6 million to $2.434 billion in the first quarter of 2026 from $2.702 billion in the first quarter of 2025.

The net interest margin increased to 2.95 percent for the first quarter of 2026 compared to 2.59 percent for the first quarter of 2025. The increase in the net interest margin compared to the first quarter of 2025 was the result of a decrease in the cost of interest-bearing liabilities, and an increase in the yield on interest-earning assets.

BCBP Reports First Quarter 2026 Results

April 21, 2026

During the first quarter of 2026, the Company recognized $3.9 million in net charge-offs compared to $4.2 million in net charge-offs in the first quarter of 2025. The Bank had non-accrual loans totaling $59.8 million, or 2.22 percent of gross loans, at March 31, 2026, as compared to $63.3 million, or 2.32 percent of gross loans, at December 31, 2025. The allowance for credit losses on loans was $32.6 million, or 1.21 percent of gross loans, at March 31, 2026, and $33.7 million, or 1.24 percent of gross loans, at December 31, 2025. The provision for credit losses was $2.8 million for the first quarter of 2026 compared to $12.2 million for the fourth quarter of 2025 and $20.8 million for the first quarter of 2025. Management believes that the allowance for credit losses on loans was adequate at March 31, 2026 and December 31, 2025.

Non-interest income increased by $310 thousand to $2.1 million for the first quarter of 2026 from $1.8 million in the first quarter of 2025. The increase in total non-interest income was mainly related to a $338 thousand increase in BOLI income and a decrease in our realized and unrealized loss on equity investments of $22 thousand. Offsetting this was a decrease in other non-interest income of $75 thousand.

Non-interest expense increased by $891 thousand, or 6.1 percent, to $15.6 million for the first quarter of 2026 compared to non-interest expense of $14.7 million for the first quarter of 2025. The increase in these expenses for the first quarter of 2026 was primarily driven by salaries and employee benefits, data processing costs and OREO expenses, which rose $924 thousand, $179 thousand and $150 thousand, respectively. Offsetting this was a decline in other non-interest expense and director fees of $203 thousand and $172 thousand, respectively.

The income tax provision increased by $5.1 million, to an income tax expense of $1.7 million for the first quarter of 2026 when compared to a income tax benefit of $3.4 million for the first quarter of 2025.

Asset Quality

During the first quarter of 2026, the Company recognized $3.9 million in net charge offs, compared to $4.2 million in net charge-offs for the first quarter of 2025.

The Company had non-accrual loans totaling $59.8 million, or 2.22 percent of gross loans, at March 31, 2026, as compared to $99.8 million, or 3.36 percent of gross loans, at March 31, 2025. The allowance for credit losses was $32.6 million, or 1.21 percent of gross loans, at March 31, 2026, and $51.5 million, or 1.73 percent of gross loans, at March 31, 2025. The allowance for credit losses was 54.5 percent of non-accrual loans at March 31 2026, and 51.6 percent of non-accrual loans at March 31, 2025.

BCBP Reports First Quarter 2026 Results

April 21, 2026

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has twenty-three branch offices in Bayonne, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and four branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

Forward-Looking Statements

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

The most significant factors that could cause future results to differ materially from those anticipated by our forward-looking statements include the global impact of the military conflicts in the Ukraine and the Middle East, the potential impact of any future Federal budget stalemate in Congress, global tariffs imposed by the Trump administration, higher inflation levels, and general economic concerns, all of which could impact economic growth and could cause increased loan delinquencies, a reduction in financial transactions and business activities, including decreased deposits and reduced loan originations. Other factors that could cause future results to vary materially from current management expectations as reflected in our forward-looking statements include, but are not limited to: our ability to manage liquidity and capital in a rapidly changing and unpredictable market, supply chain disruptions, labor shortages; unfavorable economic conditions in the United States generally and particularly in our primary market area; the Company’s ability to effectively attract and deploy deposits; changes in the Company’s corporate strategies, the composition of its assets, or the way in which it funds those assets; shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including changes in market liquidity or volatility; the effects of declines in real estate values that may adversely impact the collateral underlying our loans; increase in unemployment levels and slowdowns in economic growth; our level of non-performing assets and the costs associated with resolving any problem loans including litigation and other costs; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of our loan and investment securities portfolios; the credit risk associated with our loan portfolio; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in our ability to access cost-effective funding; deposit flows; legislative and regulatory changes, including increases in Federal Deposit Insurance Corporation, or FDIC, insurance rates; monetary and fiscal policies of the federal and state governments; changes in tax policies, rates and regulations of federal, state and local tax authorities; demands for our loan products; demand for financial services; competition; changes in the securities or secondary mortgage markets; changes in management’s business strategies; changes in consumer spending; our ability to hire and retain key employees; the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, or regulatory risk; expanding regulatory requirements which could adversely affect operating results; civil unrest in the communities that we serve; and other factors discussed elsewhere in this report, and in other reports we filed with the SEC, including under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K filed for the year ended December 31, 2025, and our other periodic reports that we file with the SEC.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

BCBP Reports First Quarter 2026 Results

April 21, 2026

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release also contains certain supplemental Non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s financial results for the periods in question.

The Company provides measurements and ratios based on tangible stockholders’ equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors. For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

BCBP Reports First Quarter 2026 Results

April 21, 2026

	Statements of Operations - Three Months Ended,
	March 31, 2026	December 31, 2025	March 31, 2025	March 31, 2026 vs. December 31, 2025	March 31, 2026 vs. March 31, 2025
	(In thousands, except per share amounts, Unaudited)
Interest and dividend income:
Loans, including fees	$35,878	$38,344	$38,927	-6.4%	-7.8%
Mortgage-backed securities	839	772	561	8.7%	49.6%
Other investment securities	990	914	968	8.3%	2.3%
FHLB stock and other interest-earning assets	2,695	2,514	3,736	7.2%	-27.9%

Total interest and dividend income	40,402	42,544	44,192	-5.0%	-8.6%

Interest expense:
Deposits:
Demand	5,170	5,196	5,418	-0.5%	-4.6%
Savings and club	136	213	151	-36.2%	-9.9%
Certificates of deposit	8,592	9,125	10,762	-5.8%	-20.2%

	13,898	14,534	16,331	-4.4%	-14.9%
Borrowings	3,667	3,787	5,856	-3.2%	-37.4%

Total interest expense	17,565	18,321	22,187	-4.1%	-20.8%

Net interest income	22,837	24,223	22,005	-5.7%	3.8%
Provision for credit losses	2,788	12,195	20,845	-77.1%	-86.6%

Net interest income after provision for credit losses	20,049	12,028	1,160	66.7%	1628.4%

Non-interest income income:
Fees and service charges	1,191	1,173	1,173	1.5%	1.5%
Gain on sales of loans	7	8	—	-12.5%	—
Realized and unrealized loss on equity investments	(93)	(427)	(115)	-78.2%	-19.1%
Bank-owned life insurance (“BOLI”) income	946	1,001	608	-5.5%	55.6%
Other	50	188	125	-73.4%	-60.0%

Total non-interest income	2,101	1,943	1,791	8.1%	17.3%

Non-interest expense:
Salaries and employee benefits	8,327	7,960	7,403	4.6%	12.5%
Occupancy and equipment	2,724	2,617	2,723	4.1%	0.0%
Data processing and communications	2,023	1,982	1,844	2.1%	9.7%
Professional fees	627	834	692	-24.8%	-9.4%
Director fees	246	315	418	-21.9%	-41.1%
Regulatory assessment fees	765	790	709	-3.2%	7.9%
Advertising and promotions	200	446	179	-55.2%	11.7%
Other real estate owned, net	150	15,077	—	0.0%	—
Other	489	1,364	692	-64.1%	-29.3%

Total non-interest expense	15,551	31,385	14,660	-50.5%	6.1%

Income (Loss) before income tax (benefit) provision	6,599	(17,414)	(11,709)	-137.9%	-156.4%
Income tax (benefit) provision	1,695	(5,385)	(3,385)	-131.5%	-150.1%

Net Income (Loss)	4,904	(12,029)	(8,324)	-140.8%	-158.9%
Preferred stock dividends	482	482	482	—	—

Net Income (Loss) available to common stockholders	$4,422	$(12,511)	$(8,806)	-135.3%	-150.2%

Net Income (Loss) per common share-basic and diluted
Basic	$0.26	$(0.73)	$(0.51)	-135.2%	-149.6%

Diluted	$0.26	$(0.73)	$(0.51)	-135.2%	-149.6%

Weighted average number of common shares outstanding
Basic	17,314	17,249	17,113	0.4%	1.2%

Diluted	17,314	17,249	17,113	0.4%	1.2%

BCBP Reports First Quarter 2026 Results

April 21, 2026

Statements of Financial Condition	March 31, 2026	December 31, 2025	March 31, 2025	March 31, 2026 vs. December 31, 2025	March 31, 2026 vs. March 31, 2025
	(In Thousands, Unaudited)
ASSETS
Cash and amounts due from depository institutions	$12,619	$13,794	$11,977	-8.5%	5.4%
Interest-earning deposits	281,118	262,790	240,773	7.0%	16.8%

Total cash and cash equivalents	293,737	276,584	252,750	6.2%	16.2%

Interest-earning time deposits	735	735	735	—	—
Debt securities available for sale	134,013	126,395	116,496	6.0%	15.0%
Equity investments	9,079	9,172	9,357	-1.0%	-3.0%
Loans receivable, net of allowance for credit losses on loans of $32,578, $33,691, and $51,484 respectively	2,655,981	2,691,091	2,917,610	-1.3%	-9.0%
Federal Home Loan Bank of New York (“FHLB”) stock, at cost	13,757	14,176	22,066	-3.0%	-37.7%
Premises and equipment, net	11,915	12,056	12,474	-1.2%	-4.5%
Accrued interest receivable	15,259	13,834	16,354	10.3%	-6.7%
Other real estate owned	5,000	5,000	—	—	—
Deferred income taxes	22,322	22,209	22,814	0.5%	-2.2%
Goodwill	5,253	5,253	5,253	—	—
Operating lease right-of-use asset	10,889	10,660	12,622	2.1%	-13.7%
Bank-owned life insurance (“BOLI”)	80,312	79,366	76,648	1.2%	4.8%
Other assets	10,845	12,935	8,643	-16.2%	25.5%

Total Assets	$3,269,097	$3,279,466	$3,473,822	-0.3%	-5.9%

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing deposits	$521,316	$531,140	$542,621	-1.8%	-3.9%
Interest bearing deposits	2,151,113	2,142,433	2,143,887	0.4%	0.3%

Total deposits	2,672,429	2,673,573	2,686,508	—	-0.5%
FHLB advances	225,000	235,000	405,499	-4.3%	-44.5%
Subordinated debentures	43,272	43,210	43,024	0.1%	0.6%
Operating lease liability	11,365	11,140	13,087	2.0%	-13.2%
Other liabilities	9,651	12,259	10,982	-21.3%	-12.1%

Total Liabilities	2,961,717	2,975,182	3,159,100	-0.5%	-6.2%

STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value, 10,000 shares authorized	—	—	—	—	—
Additional paid-in capital preferred stock	25,243	25,243	25,243	—	—
Common stock: no par value, 40,000 shares authorized	—	—	—	—	—
Additional paid-in capital common stock	203,876	203,429	201,804	0.2%	1.0%
Retained earnings	119,412	116,415	130,291	2.6%	-8.3%
Accumulated other comprehensive loss	(2,804)	(2,456)	(4,269)	14.2%	-34.3%
Treasury stock, at cost	(38,347)	(38,347)	(38,347)	—	—

Total Stockholders’ Equity	307,380	304,284	314,722	1.0%	-2.3%

Total Liabilities and Stockholders’ Equity	$3,269,097	$3,279,466	$3,473,822	-0.3%	-5.9%

Outstanding common shares	17,359	17,274	17,163

BCBP Reports First Quarter 2026 Results

April 21, 2026

	Three Months Ended March 31,
	2026			2025
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable (4)(5)	$2,708,511	$35,878	5.37%	$2,994,529	$38,927	5.27%
Investment Securities	137,146	1,829	5.33%	117,205	1,529	5.22%
Other Interest-earning assets (6)	298,670	2,695	3.66%	331,808	3,736	4.57%

Total Interest-earning assets	3,144,327	40,402	5.21%	3,443,542	44,192	5.20%

Non-interest-earning assets	136,210			125,974

Total assets	$3,280,537			$3,569,516

Interest-bearing liabilities:
Interest-bearing demand accounts	$523,400	$2,043	1.58%	$560,565	$2,369	1.71%
Money market accounts	432,313	3,127	2.93%	394,282	3,049	3.14%
Savings accounts	242,459	136	0.23%	252,227	151	0.24%
Certificates of Deposit	964,292	8,592	3.61%	1,005,669	10,762	4.34%

Total interest-bearing deposits	2,162,464	13,898	2.61%	2,212,743	16,331	2.99%
Borrowed funds	271,123	3,667	5.49%	488,418	5,856	4.86%

Total interest-bearing liabilities	2,433,587	17,565	2.93%	2,701,161	22,187	3.33%

Non-interest-bearing liabilities	541,026			543,660

Total liabilities	2,974,613			3,244,821
Stockholders’ equity	305,924			324,695

Total liabilities and stockholders’ equity	$3,280,537			$3,569,516

Net interest income		$22,837			$22,005

Net interest rate spread(1)			2.28%			1.87%

Net interest margin(2)			2.95%			2.59%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.

(2)	Net interest margin represents net interest income divided by average total interest-earning assets.

(3)	Annualized.

(4)	Excludes allowance for credit losses.

(5)	Includes non-accrual loans.

(6)	Includes Federal Home Loan Bank of New York Stock.

BCBP Reports First Quarter 2026 Results

April 21, 2026

	Financial Condition data by quarter
	Q1 2026	Q4 2025	Q3 2025	Q2 2025	Q1 2025
	(In thousands, except book values)
Total assets	$3,269,097	$3,279,466	$3,353,065	$3,380,461	$3,473,822
Cash and cash equivalents	293,737	276,584	249,614	206,852	252,750
Securities	143,092	135,567	125,292	140,025	125,853
Loans receivable, net	2,655,981	2,691,091	2,788,932	2,860,453	2,917,610
Deposits	2,672,429	2,673,573	2,687,387	2,661,534	2,686,508
Borrowings	268,272	278,210	323,922	378,722	448,523
Stockholders’ equity	307,380	304,284	318,453	315,735	314,722
Book value per common share[1]	$16.25	$16.15	$17.02	$16.89	$16.87
Tangible book value per common share[2]	$15.95	$15.85	$16.71	$16.59	$16.56

	Operating data by quarter
	Q1 2026	Q4 2025	Q3 2025	Q2 2025	Q1 2025
	(In thousands, except for per share amounts)
Net interest income	$22,837	$24,223	$23,711	$23,102	$22,005
Provision for credit losses	2,788	12,195	4,080	4,891	20,845
Non-interest income	2,101	1,943	2,745	2,076	1,791
Non-interest expense	15,551	31,385	16,570	15,268	14,660
Income tax expense (benefit)	1,695	(5,385)	1,544	1,455	(3,385)

Net income (loss)	$4,904	$(12,029)	$4,262	$3,564	$(8,324)

Net income (loss) per diluted share	$0.26	$(0.73)	$0.22	$0.18	$(0.51)

Common Dividends declared per share	$0.08	$0.08	$0.16	$0.16	$0.16

	Financial Ratios(3)
	Q1 2026	Q4 2025	Q3 2025	Q2 2025	Q1 2025
Return on average assets	0.61%	(1.44%)	0.50%	0.42%	(0.95%)
Return on average stockholders’ equity	6.50%	(14.99%)	5.35%	4.55%	(10.40%)
Net interest margin	2.95%	3.03%	2.88%	2.80%	2.59%
Stockholders’ equity to total assets	9.40%	9.28%	9.50%	9.34%	9.06%
Efficiency Ratio[4]	62.36%	119.95%	62.63%	60.64%	61.61%

	Asset Quality Ratios
	Q1 2026	Q4 2025	Q3 2025	Q2 2025	Q1 2025
	(In thousands, except for ratio %)
Non-Accrual Loans	$59,805	$63,255	$93,517	$101,764	$99,833
Non-Accrual Loans as a % of Total Loans	2.22%	2.32%	3.31%	3.50%	3.36%
ACL as % of Non-Accrual Loans	54.5%	53.3%	40.4%	49.8%	51.6%
Individually Analyzed Loans	160,600	162,226	129,358	153,428	122,517
Classified Loans	194,662	188,876	228,255	266,847	251,989

(1)	Calculated by dividing stockholders’ equity, less preferred equity, by shares outstanding.

(2)

Calculated by dividing tangible stockholders’ common equity, a non-GAAP measure, by shares outstanding. Tangible stockholders’ common equity is stockholders’ equity less goodwill and preferred stock. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

(3)	Ratios are presented on an annualized basis, where appropriate.

(4)

The Efficiency Ratio, a non-GAAP measure, was calculated by dividing non-interest expense by the total of net interest income and non-interest income. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

BCBP Reports First Quarter 2026 Results

April 21, 2026

	Recorded Investment in Loans Receivable by quarter
	Q1 2026	Q4 2025	Q3 2025	Q2 2025	Q1 2025
	(In thousands)
Residential one-to-four family	$223,708	$226,708	$227,140	$230,917	$232,456
Commercial and multi-family	2,076,406	2,095,711	2,135,385	2,177,268	2,221,218
Construction	73,804	73,963	110,824	116,214	118,779
Commercial business	240,158	252,229	279,976	315,333	330,358
Home equity	72,716	74,332	73,566	71,587	66,479
Consumer	3,584	3,580	2,042	2,075	2,271

	$2,690,376	$2,726,523	$2,828,933	$2,913,394	$2,971,561
Less:
Deferred loan fees, net	(1,817)	(1,741)	(2,198)	(2,283)	(2,467)
Allowance for credit losses	(32,578)	(33,691)	(37,803)	(50,658)	(51,484)

Total loans, net	$2,655,981	$2,691,091	$2,788,932	$2,860,453	$2,917,610

	Non-Accruing Loans in Portfolio by quarter
	Q1 2026	Q4 2025	Q3 2025	Q2 2025	Q1 2025
	(In thousands)
Residential one-to-four family	$1,576	$1,554	$1,410	$1,436	$1,138
Commercial and multi-family	52,297	52,159	70,546	91,480	89,296
Construction	3,173	4,897	2,310	586	586
Commercial business	2,418	4,351	18,777	7,769	8,374
Home equity	341	294	474	493	439
Consumer	—	—	—	—	—

Total:	$59,805	$63,255	$93,517	$101,764	$99,833

	Distribution of Deposits by quarter
	Q1 2026	Q4 2025	Q3 2025	Q2 2025	Q1 2025
	(In thousands)
Demand:
Non-Interest Bearing	$521,317	$531,140	$536,908	$539,093	$542,620
Interest Bearing	511,465	501,172	477,427	503,336	537,468
Money Market	448,397	426,138	422,424	428,397	405,793

Sub-total:	$1,481,179	$1,458,450	$1,436,759	$1,470,826	$1,485,881
Savings and Club	240,048	243,670	254,554	258,585	254,732
Certificates of Deposit	951,202	971,453	996,074	932,123	945,895

Total Deposits:	$2,672,429	$2,673,573	$2,687,387	$2,661,534	$2,686,508

BCBP Reports First Quarter 2026 Results

April 21, 2026

	Reconciliation of GAAP to Non-GAAP Financial Measures by quarter
	Tangible Book Value per Share
	Q1 2026	Q4 2025	Q3 2025	Q2 2025	Q1 2025
	(In thousands, except per share amounts)
Total Stockholders’ Equity	$307,380	$304,284	$318,453	$315,735	$314,722
Less: goodwill	5,253	5,253	5,253	5,253	5,253
Less: preferred stock	25,243	25,243	25,243	25,243	25,243

Total tangible common stockholders’ equity	276,884	273,788	287,957	285,239	284,226
Shares common shares outstanding	17,359	17,274	17,228	17,194	17,163
Book value per common share	$16.25	$16.15	$17.02	$16.89	$16.87

Tangible book value per common share	$15.95	$15.85	$16.71	$16.59	$16.56

	Efficiency Ratios
	Q1 2026	Q4 2025	Q3 2025	Q2 2025	Q1 2025
	(In thousands, except for ratio %)
Net interest income	$22,837	$24,223	$23,711	$23,102	$22,005
Non-interest income	2,101	1,943	2,745	2,076	1,791

Total income	24,938	26,166	26,456	25,178	23,796
Non-interest expense	15,551	31,385	16,570	15,268	14,660

Efficiency Ratio	62.36%	119.95%	62.63%	60.64%	61.61%